Exhibit 10.30(c)

EQT Corporation

R E L O C A T I O N E X P E N S E R E I M B U R S E M E N T A G R E E M E N T

This Agreement is entered into between EQT Corporation (“EQT”) and Richard Anthony Duran (“Employee”).

WHEREAS Employee has accepted EQT’s offer of employment as Chief Information Officer in EQT’s Pittsburgh office; and

WHEREAS Employee, who currently resides in the Houston area has asked EQT for financial assistance in connection with the cost of relocation of himself/herself and his/her personal effects to the Pittsburgh area to enable him/her to commence his/her employment with EQT (hereinafter “Relocation Costs”), and EQT is willing to provide such assistance subject to the conditions and covenants set forth herein;

NOW, THEREFORE, in consideration of the respective representations, acknowledgements, covenants and agreements of the parties, as expressly set forth herein, EQT and Employee, intending to be legally bound, agree as follows:

1. Upon receipt of an executed copy of this Agreement, or shortly thereafter, EQT will provide Employee with relocation benefits ("Benefits") set forth in the offer letter dated July 18, 2019. The Benefits will be deemed an advance of salary subject to repayment or deduction as provided for in Paragraphs 3 and 4 below. Employee represents that he/she has not received and will not accept payment for the cost of his/her relocation from any employer or entity other than EQT in connection with his/her pending relocation to Pittsburgh.

2.In consideration of the above described Benefits, Employee agrees to relocate to the Pittsburgh area and commence his/her active employment in EQT’s Pittsburgh office by August 5, 2019. (or such other date as may be mutually agreed to) and to remain employed with EQT for at least two (2) years from said date (hereinafter “Hire Date”).

3. If Employee’s employment with EQT is terminated voluntarily by Employee or by the Company for “Cause” (as defined below) before completing two full years of service, Employee will be required to reimburse EQT, within ninety days of his resignation or termination, for the total value of the Benefits as follows:

a. Less than one year of service (measured from Employee’s Hire Date) at the time of his resignation or termination – Reimbursement of 100% of the total value of the Benefits.

b. More than one year, but less than two years of service (measured from Employee’s Hire Date) at the time of his resignation or termination – Reimbursement of a prorated portion of the total value of the Benefits. The prorated reimbursement amount shall be calculated using the following equation: Total Value of the Benefits minus ((Total Value of the Benefits/12) x Full months worked during the second year of employment).

Solely for purposes of this Agreement, “Cause” shall include: (i) the conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of Employee’s duties hereunder; (ii) willful and repeated failures to substantially perform Employee’s assigned duties; or (iii) a violation of any provision of a Confidentiality, Non-Solicitation and Non-Competition Agreement (if applicable) or express significant policies of the Company.

4. At EQT’s option, any reimbursement amount (as described in Paragraph 3 above) owed by Employee may be deducted from any salary or other amounts that would otherwise be owing to Employee at the time of his resignation or termination, and Employee hereby consents to such deduction. Notwithstanding such deduction, Employee will remain obligated to reimburse the balance of any amount owing hereunder in the event that the deduction covers less than the full amount of Employee’s obligation.

        5. This Agreement embodies the entire agreement between the parties hereto with respect to the matters involved herein and supersedes any previous negotiations or agreements, verbal or written, between the parties with respect to the matters involved herein.

6. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, Employee irrevocably consents and submits to the jurisdiction and venue of any state or federal court located in Allegheny County, Pennsylvania.

7. Nothing herein modifies Employee’s status as an at-will employee. As such, Employee’s employment with EQT shall be on an at-will basis and both Employee and EQT may end the employment relationship at any time, with or without notice, and for any reason or no reason.

EMPLOYEE:	EQT Corporation:

/s/ Richard Anthony Duran	/s/ Lesley Evancho

Richard Anthony Duran	Lesley Evancho

07/23/19	7/24/2019
Date	Date